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                                  EXHIBIT 5.1
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          [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.]


                                                                  (202) 274-2009



June 10, 1998

Board of Directors
Northwest Bancorp, Inc.
Liberty and Second Streets
Warren, Pennsylvania 16365


          RE:  NORTHWEST BANCORP, INC.
               COMMON STOCK PAR VALUE $.10 PER SHARE
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Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Northwest Bancorp, Inc. (the "Company") Common Stock, par value $.10 per share (the "Common Stock"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form S-3 (the "Form S-3"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-3, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared for the use of the Company in connection with the Form S-3. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                    Very truly yours,



                    /s/ Luse Lehman Gorman Pomerenk & Schick
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                    Luse Lehman Gorman Pomerenk & Schick
                    A Professional Corporation